EXHIBIT 5.1

David Lubin & Associates, PLLC
10 Union Avenue
Suite 5
Lynbrook, New York 11563
Telephone: (516) 887-8200
Facsimile: 516-887-8250
david@dlubinassociates.com

July 11, 2013

Mustang Alliances, Inc.
382 NE 191 Street, suite #46843
Miami, Florida 33179

           Re:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Mustang Alliances, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 57,000,000 shares of common stock of the Company (the “Shares”) to be offered pursuant to the prospectus which is part of the Registration Statement, 13,500,000 of which shares are issuable pursuant to a secured convertible promissory note (the “Note Shares”) and 13,500,000 of which shares are issuable upon the exercise of a warrant (the “Warrant Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.

Based upon and subject to the foregoing, we are of the opinion that (i) the outstanding Shares have been duly authorized, validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued and paid for upon exercise in accordance with the terms and conditions of the warrant, will be validly issued, fully paid and non-assessable, and (iii) the Note Shares, when issued upon conversion in accordance with the terms and conditions of the secured convertible promissory note, will be validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ David Lubin & Associates, PLLC
David Lubin & Associates, PLLC